Exhibit 99.2

BeiGene Presents Phase 3 Data on Tislelizumab Combined with Chemotherapy for the Treatment of Patients with Advanced Squamous Non-Small Cell Lung Cancer at the 2020 American Society of Clinical Oncology (ASCO) Virtual Scientific Program

•	Phase 3 results comparing tislelizumab plus chemotherapy to chemotherapy alone met its primary endpoint

•	Company to host investor conference call and webcast on ASCO clinical updates on Friday, May 29 at 8:00 p.m. ET
CAMBRIDGE, Mass. and BEIJING, China, May 29, 2020 (GLOBE NEWSWIRE) -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today announced results from a Phase 3 clinical trial evaluating its anti-PD-1 antibody tislelizumab in combination with standard chemotherapy for the first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC), presented at the 2020 American Society of Clinical Oncology (ASCO) Virtual Scientific Program.

“The results from this Phase 3 trial demonstrated that inhibiting the PD-1 pathway with tislelizumab, combined with standard chemotherapy, provided a clinically meaningful benefit to patients with advanced squamous NSCLC, as assessed by progression-free survival and response rates,” said Jie Wang, M.D., Ph.D., National Cancer Center/Cancer Hospital, Chinese Academy of Medical Sciences & Peking Union Medical College. “Lung cancer is the leading cause of cancer-related death in China, and with NSCLC comprising the most common form of the disease, it is critical to identify new treatments that address patient needs.”

“We are excited to share data from this trial, which were included in our supplemental new drug application currently under review by the China National Medical Products Administration. Tislelizumab has been approved in China in both hematologic and solid tumor indications, and we are conducting 15 potentially registration-enabling clinical trials in China and around the world,” said Yong (Ben) Ben, M.D., Chief Medical Officer, Immuno-Oncology at BeiGene. “Together with the positive results we recently announced for a second Phase 3 trial in first-line NSCLC in patients with non-squamous histology, we believe these important findings position tislelizumab to serve the large population of patients in China with advanced NSCLC, for whom we hope to bring a new treatment option as quickly as possible.”

Tislelizumab was evaluated as a first-line treatment in advanced squamous NSCLC in combination with either paclitaxel and carboplatin or nab-paclitaxel (ABRAXANE®) and carboplatin compared with paclitaxel and carboplatin alone in an open-label, multi-center Phase 3 trial (NCT03594747) in China. In this trial, 360 patients with histologically confirmed stage IIIB or IV NSCLC were randomized 1:1:1 to receive tislelizumab (200 mg every three weeks) in combination with each of the chemotherapy regimens or chemotherapy alone, until disease progression, unacceptable toxicity, physician decision or consent withdrawal.

As of data cutoff on December 6, 2019, data were available for 120 patients in Arm A (tislelizumab with paclitaxel and carboplatin), 119 patients in Arm B (tislelizumab with

ABRAXANE® and carboplatin) and 121 patients in Arm C (paclitaxel and carboplatin alone). As of the data cutoff, 63 patients (52.5%) in Arm A and 66 patients (55.5%) in Arm B remained on treatment; 81 patients (66.9%) completed chemotherapy in Arm C.

Results included:

•
The trial achieved the primary endpoint of progression-free survival (PFS) as assessed by Independent Review Committee (IRC); PFS was significantly improved with tislelizumab plus chemotherapy (Arms A and B) compared with chemotherapy alone (Arm C), regardless of tumor cell PD-L1 expression. Across all arms, median overall survival was not reached, and median number of treatment cycles were comparable;

•
Median PFS was 7.6 months for both tislelizumab arms compared to 5.5 months for chemotherapy alone. The hazard ratio (HR) for the comparison of Arm A vs. Arm C was 0.52 (95% confidence interval (CI), 0.4-0.7; p=0.0001), the HR for the comparison of Arm B vs. Arm C was 0.48 (95% CI, 0.3-0.7; p <0.0001);

•
Additionally, the objective response rates (ORR) were meaningfully higher for patients receiving tislelizumab; ORRs were 73% (95% CI 64%-80%) and 75% (66%-82%) in Arm A and Arm B, respectively versus 50% (40% - 59%) in Arm C;

•
Treatment with tislelizumab plus chemotherapy also roughly doubled the median duration of response (DoR) compared to chemotherapy alone. In the tislelizumab cohorts, DoR was 8.2 months for Arm A and 8.6 months for Arm B, while DoR in the Arm C was 4.2 months;

•
Treatment with tislelizumab and chemotherapy was generally well-tolerated in patients with NSCLC and in line with the known safety profiles of tislelizumab, chemotherapy, and underlying NSCLC. No new safety signals were identified with the addition of tislelizumab to chemotherapy;

•
Most treatment-related AEs (TRAEs) were mild or moderate in severity; the most common TRAEs (≥ 20%) of any grade in all patients were (Arm A, Arm B, Arm C, respectively) hematologic in nature and included anemia (82.5%; 88.1%; 74.4%), alopecia (64.2%; 68.6%; 61.5%), decreased neutrophil count (62.5%; 61.0%; 58.1%), decreased white blood cell count (52.5%; 57.6%; 53.0%), leukopenia (47.5%; 55.9%; 47.9%), neutropenia (42.5%; 42.4%; 47.0%), and decreased appetite (41.7%; 41.5%; 29.9%);

•
Serious treatment-related AEs (TRAEs) were reported in 27 patients in Arm A, 28 patients in Arm B and 17 patients in Arm C; serious TRAEs reported in Arm A and Arm B, respectively, included decreased neutrophil count (n=4; n=4), febrile neutropenia (n=2; n=3), pneumonitis (n=3; n=2), leukopenia (n=2; n=1), increased blood creatine phosphokinase (n=2 [Arm B]), decreased platelet count (n=1; n=2), bone marrow failure (n=2; n=1), rash (n=2 [Arm A]), and pyrexia (n=2 [Arm A]). The most commonly reported

TRAEs in Arm C were thrombocytopenia (n=3) and decreased neutrophil count, decreased white blood cell count, and septic shock (n=2 each);

•	Tislelizumab-related grade ≥3 AEs occurred in 36.7% and 40.7% of patients in Arm A and Arm B, respectively;

•	Treatment-emergent AEs (TEAEs) leading to death were reported in 4 patients (3.3%) in Arm A, 5 patients (4.2%) in Arm B, and 5 patients (4.3%) in Arm C; and

•
Potential immune-mediated AEs occurred in 51.7% (A), 47.5% (B), and 18.8% (C) of patients. Most were low grade, did not require corticosteroid treatments, and did not lead to discontinuation of any treatment component. The most commonly reported immune-mediated AE was pneumonitis; grade ≥3 pneumonitis occurred in 2.5%, 3.4%, and 0.9% of patients in Arms A, B, and C, respectively.

Investor Conference Call

The Company will host an investor conference call and webcast on Friday, May 29, 2020 at 8:00 p.m. ET to discuss results presented at the ASCO Virtual Scientific Program.

A live webcast of the conference call can be accessed from the investors section of BeiGene’s website at http://ir.beigene.com or http://hkexir.beigene.com. An archived replay will be available for 90 days following the event.

To learn more about BeiGene’s pipeline and data presented during the ASCO2020 Virtual Scientific Program, visit BeiGeneVirtualCongress.com.

About Non-Small Cell Lung Cancer

In contrast to most Western countries where lung cancer death rates are decreasing, the lung cancer incidence rate is still increasing in China.23 In 2018, there were approximately 770,000 new cases of lung cancer in China and it is the leading cause of cancer-related death in both men and women, with approximately 690,500 deaths.4 Non-small cell lung cancer (NSCLC) comprises the most common form of lung cancer in China.5

About Tislelizumab

Tislelizumab (BGB-A317) is a humanized IgG4 anti–PD-1 monoclonal antibody specifically designed to minimize binding to FcγR on macrophages. In pre-clinical studies, binding to FcγR on macrophages has been shown to compromise the anti-tumor activity of PD-1 antibodies through activation of antibody-dependent macrophage-mediated killing of T effector cells. Tislelizumab is the first drug from BeiGene’s immuno-oncology biologics program and is being developed internationally as a monotherapy and in combination with other therapies for the treatment of a broad array of both solid tumor and hematologic cancers.
Tislelizumab is approved by the China National Medical Products Administration as a treatment for patients with classical Hodgkin’s lymphoma who received at least two prior therapies and for patients with locally advanced or metastatic urothelial carcinoma (UC) with PD-L1 high expression whose disease progressed during or following platinum-containing chemotherapy or within 12 months of neoadjuvant or adjuvant treatment with platinum-containing chemotherapy. Additionally, the Center for Drug Evaluation (CDE) of the China National Medical Products Administration (NMPA) has accepted a supplemental new drug application (sNDA) of BeiGene’s anti-PD-1 antibody tislelizumab in combination with two chemotherapy regimens for first-line treatment of patients with advanced squamous non-small cell lung cancer (NSCLC).

Currently, 15 potentially registration-enabling clinical trials are being conducted in China and globally, including 11 Phase 3 trials and four pivotal Phase 2 trials.

Tislelizumab is not approved for use outside of China and is not approved to treat non-small cell lung cancer.

About BeiGene

BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 3,800+ employees in China, the United States, Australia, and Europe are committed to expediting the development of a diverse pipeline of novel therapeutics for cancer. We currently market two internally-discovered oncology products: BTK inhibitor BRUKINSA™ (zanubrutinib) in the United States, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding data from ongoing clinical trials of tislelizumab, the mechanism of action of tislelizumab, BeiGene’s advancement of, and anticipated clinical development, regulatory milestones and commercialization of tislelizumab. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact Craig West +1 857-302-5189 ir@beigene.com	Media Contact Liza Heapes or Vivian Ni +1 857-302-5663 or 857-302-7596 media@beigene.com

1ABRAXANE® is a registered trademark of Abraxis Bioscience LLC, a Bristol-Myers Squibb company
2 Jemal A, Bray F, Center MM, et al. Global cancer statistics. CA Cancer J Clin 2011;61:69-90.
3She J, Yang P, Hong Q, et al. Lung cancer in China: challenges and interventions. Chest 2013;143:1117-26.
4 Feng et al. Cancer Communications (2019) 39:22 https://doi.org/10.1186/s40880-019-0368-6
5 Siegel R, DeSantis C, Virgo K, et al. Cancer treatment and survivorship statistics, 2012. CA Cancer J Clin 2012;62:220-41.